Exhibit 10.12

KRISPY KREME HOLDINGS, INC.

LONG-TERM INCENTIVE PLAN

(Effective November 18, 2016 and amended as of May 17, 2017)

SECTION 1. PURPOSE AND DURATION

1.1

Purpose. The purpose of this Krispy Kreme Holdings, Inc. Long-Term Incentive Plan is to promote the interests of Krispy Kreme Holdings, Inc. and its shareholders by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees by means of performance-related incentives to achieve long-range performance goals and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.

1.2	Effective Date and Term of the Plan.

(a)	The effective date of the Plan is November 18, 2016. The Board amended the Plan effective as of May 17, 2017.

(b)

The Plan will terminate upon the earlier of (i) the date on which all Shares available for issuance under the Plan have been issued pursuant to Awards made under the Plan, (ii) the fifth anniversary of the date specified in Section 1.2(a) and (iii) any other date specified by action of the Board. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Award Agreement evidencing each Award, and any terms and conditions of the Plan that are intended to have continuing effect in respect to any Shares issued with respect to an Award granted under the Plan (e.g., the provisions related to the put rights of Participants and the call rights of the Company) shall continue in effect without regard to the termination of the Plan.

SECTION 2. DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below:

2.1

“Affiliate” means any entity (i) that, directly or indirectly, is controlled by the Company, or in which the Company has a significant equity interest and (ii) as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. 1.409A-1(b) (5)(iii)(E), in any such case as determined by the Committee.

2.2

“Applicable Fraction” means a fraction, the numerator of which is the number of complete months elapsed from the Grant Date of an Award to the date of the Participant’s termination of Service and the denominator of which is the number of months between the Grant Date and the date the Award was scheduled to become exercisable or otherwise vest in full. For the avoidance of doubt, whenever an Award is made on any date other than the first day of a calendar month, complete months with regard to such Award shall be measured from the date of the month on which the Award is granted to the date in a succeeding calendar month immediately prior to the monthly anniversary of the date of grant (e.g., if an Award is granted on February 15 of any given year, service until the next following March 14 will be one complete month of service and continuous service until February 14 of the next calendar year shall equate to 12 completed months of service).

2.3	“Award” means a grant under the Plan to a Participant of a Stock Option or Restricted Stock Units Award.

2.4	“Award Agreement” means any agreement or other instrument or document evidencing an Award.

2.5

“Benckiser Shareholders” means any corporation, Aktiengesellschaft, limited liability company, Gesellschaft mit beschränkter Haftung, general partnership, offene Handelsgesellschaft, limited partnership, or Kommanditgesellschaft of which more than 50% of the voting shares or voting (or otherwise controlling) equity interests therein are directly or indirectly owned by, or held for the sole benefit of, members of the Benckiser Family. The members of the “Benckiser Family” consist of the lineal descendants, by natural birth or by or through adoption prior to the attainment of their eighteenth birthday, of Dr. Albert Reimann (born in 1898 and died in 1984), including without limitation, the lineal descendants by natural birth or by or through adoption prior to the attainment of their eighteenth birthday of Persons who qualify as lineal descendants of said Dr. Albert Reimann by reason of their and/or their ancestors’ adoption prior to the attainment of their eighteenth birthday. A Benckiser Shareholder shall not lose such status merely because (a) the identity of the individuals comprising the Benckiser Family and owning or for whose benefit such shares or equity interests are held and/or (b) any executor(s), administrator(s), guardian(s), trustee(s) or other Person(s) acting on behalf of such members of the Benckiser Family or serving in any similar or corresponding capacity in Germany or any other foreign country, may change from time to time for any reason, including without limitation, death, retirement, resignation, removal, appointment, intra-family transfers or otherwise.

2.6	“Board” means the Board of Directors of the Company.

2.7

“Business Day” means any day other than a Saturday, Sunday, or federal legal holiday, or a day on which either of the NYSE or NASDAQ is closed for trading (regardless of whether the Shares are qualified to trade on such exchange or system).

2.8

“Cause” has the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant. If there is no such employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee:

(a)

a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason), which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (a);

(b)

any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(c)	a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(d)	a Participant’s breach of any nonsolicitation, noncompetition, confidentiality or other restrictive covenant by which he or she is bound.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

2.9	“Change in Control” means the occurrence of any of the following:

(a)

Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Benckiser Shareholders, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or

(b)

The consummation of a plan or agreement approved by the Company’s shareholders providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

For the avoidance of doubt, the sale of Shares by the Company or any other Person or any sale of capital stock by any other Person pursuant to an Underwritten Offering shall not constitute a Change in Control for purposes of the Plan unless in connection with such offering a Person or group acquires beneficial ownership sufficient to meet the requirements specified in this Section 2.9(a).

2.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.11	“Common Stock” means the common stock of the Company.

2.12	“Committee” means the Compensation Committee of the Board (or its equivalent) or any other committee of the Board designated by the Board, or, if no such committee has been designated, the Board.

2.13	“Company” means Krispy Kreme Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Section 14.2.

2.14

“Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Company, properly filed with the Company during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 10. A properly filed beneficiary designation will revoke all prior designations by the same Participant.

2.15	“Director” means any person who is not an Employee serving as a member of the Board or the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates.

2.16

“Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.

2.17	“Drag-Along Notice” has the meaning set forth in Section 9.8(a).

2.18	“Drag-Along Right” has the meaning set forth in Section 9.8(a).

2.19	“Eligible Employee” means an Employee who is or has been designated to be a participant in the Plan.

2.20	“Employee” means an employee of the Company or an Affiliate.

2.21	“EOP” has the meaning set forth in Section 4.1.

2.22	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.23	“Exercise Price” means the price at which a Participant may purchase a Share pursuant to a Stock Option.

2.24

“Fair Market Value” as it relates to a Share means the fair market value of a Share as of the most recent Valuation Date, as determined by the Committee or the Board using a nationally recognized investment bank (or other comparable valuation expert) selected by the Committee or the Board; provided, however, that if, prior to the time at which such valuation shall be applied, significant events or other circumstances have occurred that cause such valuation no longer to represent the fair value of a Share, the Committee or the Board shall not apply such valuation and shall take such actions as shall be necessary or appropriate to secure a new valuation that reflects such then current fair value. The Committee’s or the Board’s determination of Fair Market Value shall be final and binding on all parties. Notwithstanding the foregoing, (i) if at any time the Common Stock is Publicly Traded, the Fair Market Value of a Share on any date shall be the closing price of a Share on such date on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market and (ii) in connection with a Change in Control, the Fair Market Value of a Share shall be determined based on the consideration payable for the Shares in the transaction(s) giving rise to such Change in Control.

2.25

“Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:

(a)	A material reduction in a Participant’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

(b)

A material adverse reduction in a Participant’s duties and responsibilities such that the Participant is required to serve in a position that is at least two salary grades lower than the position in which the Participant had been serving prior to such reduction;

(c)

The relocation of a Participant’s principal workplace without his or her consent to a location more than 50 miles distant from the location at which the Participant had previously been principally providing services and which increases the Participant’s commute to such workplace from his or her principal residence on the date of such relocation.

2.26	“Grant Date” means the date on which an Award is granted.

2.27	“Justification” means:

(a)	Cause;

(b)

a Participant’s continued failure to adequately and substantially perform the material responsibilities of his or her position, after more than 30 days’ prior written notice of same, as determined in good faith by the Board; or

(c)	a Participant being made redundant by reason of job elimination or reduction in force.

2.28

“Matured Shares” means Shares that a Participant has acquired through the exercise of a Stock Option, the vesting of Restricted Stock Units or the purchase of Shares which, at the relevant date, the Participant has held for a minimum of six months and one day (or such greater or lesser period as the Committee may determine from time to time).

2.29	“Participant” means any Eligible Employee or Director selected by the Committee to receive an Award under the Plan pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

2.30

“Participant Permitted Transferee” means the Participant’s spouse, the Participant’s lineal descendants and/or any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest. Without limiting the generality of the foregoing, the Company and the Committee have the unfettered right to prevent further transfer or disposition of any Stock Option or Shares, as applicable.

2.31

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

2.32	“Plan” means this Krispy Kreme Holdings, Inc. Long-Term Incentive Plan, as amended from time to time.

2.33

“Publicly Traded” means, with respect to the Common Stock, that the Common Stock shall have been listed or qualified to trade on a national securities exchange or nationally recognized automated securities quotation system, or the Committee determines that the Common Stock has become actively and regularly traded in an over-the-counter market.

2.34	“Put Right” has the meaning set forth in Section 9.4.

2.35	“Restricted Stock Units” means a contingent grant of Shares awarded to a Participant pursuant to Section 7.

2.36

“Retirement” means, unless the Committee shall specify a different definition with respect to any Participant or any class of Participants which shall be set forth in the applicable Award Agreement, with respect to (i) an Employee, a termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 10 years of continuous service with the Company and its Affiliates and (ii) with respect to a Director, a termination of Service (other than a termination for Cause) after attaining the mandatory retirement age for Directors, as specified by the Board from time to time, or if no such age is stated, age 70. For this purpose, years of service shall be based on the period of time elapsed from a Person’s commencement of services with the Company or any of its Affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason.

2.37	“Section 409A” means Section 409A of the Code and the applicable regulations and other legal authority promulgated thereunder.

2.38	“Selling Shareholders” has the meaning given that term in Section 9.7(a).

2.39

“Service” means the provision of services in the capacity of an Employee or as a Director. A transfer of Service from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a termination of Service under the Plan or any Award Agreement. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee. For the avoidance of doubt, a Person who was an Employee, but upon his or her termination of employment with the Company or an Affiliate, becomes or continues to serve as a member of the Board or the board of directors of an Affiliate shall not be deemed to have had an interruption in Service.

2.40	“Share” means a share of the Common Stock of the Company or such other securities of the Company as may be designated by the Committee from time to time.

2.41

“Specified Termination” means with respect to an Employee (i) a voluntary termination of employment by a Participant for Good Reason or (ii) a termination of a Participant’s Service by the Company and/or each Affiliate for whom the Participant performed Service without Justification. For the avoidance of doubt, a termination of a Participant’s Service due to death, Disability or Cause or a voluntary termination of Service by a Participant other than for Good Reason shall not constitute a Specified Termination.

2.42	“Stock Option” means a nonqualified stock option, as described in Section 6, that is not intended to meet the requirements of Code Section 422.

2.43

“Stock Option Spread” means the amount, if any, by which the Fair Market Value, as of the date of exercise, of the Shares as to which a Stock Option is (or may be) exercised exceeds the aggregate Exercise Price with respect to such Shares.

2.44	“Tag-Along Notice” has the meaning given that term in Section 9.7(a).

2.45	“Tag-Along Right” has the meaning given that term in Section 9.7(a).

2.46	“Transfer Terms” has the meaning given that term in Section 9.7(a).

2.47	“Underwritten Offering” means an underwritten public offering of the Shares or any other equity capital of the Company.

2.48	“Valuation Announcement Date” means, as of any time that the Common Stock is not Publicly Traded, the date on which the Committee or the Board announces a new determination of Fair Market Value.

2.49

“Valuation Date” means, as of any time that the Common Stock is not Publicly Traded, any date as of which the Fair Market Value of a Share is determined in reliance upon the opinion of an independent appraiser. It is generally expected that the Committee or the Board shall establish at least two Valuation Dates each calendar year, generally in June and December.

2.50

“Window Period” shall mean a period specified in advance by the Committee or the Board, which shall not be more than 30 days, following any Valuation Announcement Date; provided, however, that, unless otherwise expressly determined by the Committee or the Board in no event shall any Window Period extend more than 75 days after the corresponding Valuation Date.

2.51	“Withholding Tax” means the aggregate federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.

SECTION 3. ADMINISTRATION

3.1	Plan Administration. The Plan shall be administered by the Committee.

3.2

Authority of the Committees. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power, discretion and authority to: (a) select eligible Employees and Directors to participate in the Plan; (b) determine the size and type of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, or other property, and the method or methods by which Awards may be settled or exercised; (e) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (f) establish, amend or waive rules and regulations for the Plan’s administration; (g) specify the Exercise Price; and (h) subject to the provisions of Section 13, amend the terms and conditions applicable to any outstanding Award to the extent the amended terms are within the Committee’s authority under the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable to administer the Plan. The Committee shall be empowered to make any determinations that are necessary or appropriate for the determination of the Fair Market Value and all other questions related to the process establishing such valuation for purposes of the Plan. Any power, authority, duty or obligation reserved or assigned to the Committee or the Board pursuant to, or any determination or other judgment made by either the Committee or the Board in the administration of the Plan or the determination of questions of valuation shall be exercised, performed or made by either the Committee or the Board in its sole and absolute discretion.

3.3

Decisions Binding. All determinations and decisions made by the Committee, the Board or by a Person or Persons delegated authority by either the Committee or the Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries, including any Participant Permitted Transferee.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1

Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the aggregate number of Shares with respect to which Awards may be granted under the Plan, when combined with Shares purchased, and matching awards of restricted stock units granted under the Krispy Kreme Holdings, Inc. Executive Ownership Incentive Plan (the “EOP”), shall not exceed 8% of fully diluted shares of common stock of the Company. In calculating the fully diluted shares of common stock of the Company available for grant under this Section 4.1, (i) any Shares that were subject to any award under the Plan or the EOP that is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Shares related thereto and (ii) any Shares issued pursuant to the terms of the Plan or the EOP that have been repurchased by the Company pursuant to the applicable provisions of the Plan or the EOP shall not be counted as against such limit on the issuance of Shares under the Plan.

4.2

Lapsed Awards. If (i) any Award granted under the Plan is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Shares related thereto, or (ii) any Shares issued pursuant to the terms of the Plan are repurchased by the Company pursuant to the provisions of Section 9, then any Shares to which such Award relates (or the relevant portion thereof) and any such repurchased Shares shall again be available for the grant of an Award under the Plan. Without limiting the generality of the foregoing, upon (a) the settlement of any Award in part in cash to settle the applicable Withholding Tax requirements, the number of Shares corresponding to the portion of the Award settled in cash shall again be available for grants under the Plan and (b) the exercise of any Option by net settlement, the number of Shares subject to the Award minus the number of Shares actually issued upon such net settlement shall again be available for grants under the Plan.

4.3

Adjustments in Authorized Shares. If (i) the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares), (ii) the number of Shares is increased through the payment of a stock dividend or (iii) there shall occur another comparable event affecting the capitalization of the Company (other than the issuance of Shares in exchange for fair value as determined by the Board or the Committee), then the Committee shall substitute for or add to each Share that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be. For the avoidance of doubt, except as the Committee may otherwise determine to be equitable and appropriate and consistent with the provision, purposes and intent of the Plan, no adjustment in the authorized Shares or in the terms of any outstanding Award shall be made in connection with any issuance of Shares for value, such as in connection with an Underwritten Offering or any other investment of capital in the Company.

4.4	Sources of Shares Deliverable Under Plan. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. ELIGIBILITY AND PARTICIPATION

5.1

Eligibility. Any Eligible Employee or any Director shall be eligible to be designated a Participant, provided, that if requested by a Director, any Award that would be made to a Director may be granted to (i) an entity or organization to which the Director provides services, (ii) any trust the sole beneficiary of which is the Director or (iii) an entity in which the Director owns 100% of the economic interest, and references herein to “Service” in respect of such Award shall be construed as the services of the Director in respect of whom the Award was granted. The Committee may condition eligibility for the Plan upon the satisfaction of such requirements, including a Participant entering into restrictive covenants and/or agreeing to certain contractual provisions for the benefit of the Company and its Affiliates, including, without limitation, those specified in Section 11.

5.2	Actual Participation. The Board or the Committee shall determine the Eligible Employees or Directors to whom it will grant Awards in its sole discretion.

SECTION 6. STOCK OPTIONS

6.1	Grant of Stock Options.

(a)

Subject to the terms and provisions of the Plan, the Committee may grant Stock Options to any Employee or Director in the number, and upon the terms, and at such time or times, as the Committee determines and sets forth in an Award Agreement.

(b)

Each Stock Option grant shall be evidenced by an Award Agreement that specifies the duration of the Stock Option, the number of Shares to which the Stock Option pertains, the manner, time, and rate of exercise and vesting of the Stock Option, and such other provisions as the Committee determines. Vesting conditions may include, but not be limited to, the achievement of specific performance objectives (Companywide, business unit, and/or individual) or continued Service.

6.2	Exercise Price. The Award Agreement shall specify the Stock Option’s Exercise Price, which shall be not less than the Fair Market Value of a Share on the Grant Date.

6.3	Duration of Stock Options. Each Stock Option will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement.

6.4	Exercise of Stock Options.

(a)

Stock Options shall become exercisable at such times and be subject to such vesting and other restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement. Restrictions and conditions on the exercise of a Stock Option need not be the same for each Award or for each Participant. Notwithstanding anything to the contrary in the Plan or in an Award Agreement, at any time that the Common Stock is not Publicly Traded a Stock Option shall be exercisable only during a Window Period.

(b)

The holder of a Stock Option may exercise the Stock Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Stock Option is to be exercised and electing one of the following settlement options:

(i)

Net Settlement. Delivery to the Participant of the greatest number of whole Shares determined by dividing the Stock Option Spread on such date by the Fair Market Value of a Share on such date, with any remainder payable to the Participant in cash.

(ii)

Share Purchase. Purchase by the Stock Option holder of the number of Shares specified in his or her exercise notice, in which case the holder shall on or before the date of exercise pay or provide for the Exercise Price and applicable Withholding Tax in full, either:

(A)	in cash or by check payable to the order of the Company; or

(B)	by surrendering to the Company a number of Matured Shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any related Withholding Tax; or

(C)	any combination of the foregoing.

(c)

Any exercisable Stock Option that has not been exercised by its holder shall be automatically exercised in accordance with subsection (a) hereof on the last day (or, if the Shares are not Publicly Traded at such time, on the last day of the Window Period) immediately prior to its expiration if, on such date, there is a positive Stock Option Spread with respect to such Stock Option.

(d)

In the event of a Change in Control, outstanding Stock Options shall become exercisable, and shall be deemed exercised and canceled, to the extent, and subject to the conditions, provided in Section 8.

6.5	Termination of Service. Except as otherwise provided in an Award Agreement:

(a)

Death or Disability. In the event a Participant’s Service terminates by reason of death or Disability, the portion of any Stock Option held by such Participant which has not theretofore become exercisable shall immediately become vested.

(b)

Retirement or Specified Termination. In the event a Participant’s Service terminates by reason of Retirement or, if so specified in the Participant’s Award Agreement, a Specified Termination, on such date of termination, if not already vested for at least such number of Shares, any Stock Option granted to such Participant shall become vested, on a pro-rated basis, such that the aggregate number of Shares in respect of such Stock Option in which such Participant shall become vested shall be equal to the number of Shares subject to the Stock Option times the Applicable Fraction, minus the portion, if any, of such Stock Option that may have become vested prior to such date.

(c)

Cause. Notwithstanding anything else contained in the Plan to the contrary, if the Participant’s service with the Company and its Affiliates is terminated for Cause, any Stock Option held by the Participant, whether or not otherwise vested in accordance with the provisions of the Plan or the applicable Award Agreement, shall be forfeited in its entirety as of the such termination, and may not be exercised as to any portion thereof following such Cause termination.

(d)

Other Terminations. In the event a Participant’s Service terminates other than by reason of death, Disability, Retirement, Cause or, if so specified in the Participant’s Award Agreement, a Specified Termination, any unvested portion of the Participant’s Stock Options as of the date of termination shall be forfeited and canceled on the date of termination.

(e)	Post-Termination Exercise Periods.

(i)

Death, Disability, Retirement, or Specified Termination. The portion of an Option that is or becomes vested on the date the Participant terminates Service due to death, Retirement, Disability or, if applicable, a Specified Termination may be exercised if, on the proposed date of exercise, (A) the Shares are not Publicly Traded, during either of the two Window Periods immediately following the two Valuation Dates coincident with or next following the Participant’s termination date or (B) the Shares are Publicly Traded, until and including the first anniversary of the Participant’s date of termination. Without limiting the generality of the foregoing, in no event shall the post-termination exercise period expire, in the event of death, Disability or Retirement earlier than 180 days following the date of termination of Service.

(ii)

Other Termination of Service. Except as provided in Section 6.5(e)(iii), the portion of any Stock Option that is vested on the date the Participant terminates Service for any reason other than due to death, Disability, Retirement or, if applicable, a Specified Termination may be exercised (A) during the Window Period immediately following the Valuation Date coincident with or next following the Participant’s termination date or (B) if the Shares are Publicly Traded, until and including the 90th day following the Participant’s termination date. Without limiting the generality of the foregoing, in no event shall the post-termination exercise period expire, in the event of any termination of Service other than due to death, Disability or Retirement earlier than 30 days following the Participant’s termination date.

(iii)

Cause. Notwithstanding anything else contained in the Plan to the contrary, if the Participant’s service with the Company and its Affiliates is terminated for Cause, all of the Participant’s then outstanding Stock Options, whether or not otherwise vested, shall be forfeited and may not be exercised following such Cause termination.

(iv)	Term of Option Controls. Notwithstanding anything else in this Section 6.5(e), all post-termination exercise periods shall expire no later than the stated expiration date of the Stock Option.

(f)

Committee Power to Accelerate. Notwithstanding the foregoing, the Committee may accelerate the vesting and exercisability, and/or extend the period of exercisability, of all or a portion of a Stock Option at any time.

(i)	Expiration of Stock Option Term. In no event shall a Stock Option be exercisable following its expiration date.

6.6	Nontransferability of Stock Options.

(a)

Except as otherwise provided in Section 6.6(b), a Participant’s Award Agreement or the Plan, (i) no Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)

Subject to applicable law, vested Stock Options may be transferred to a Participant Permitted Transferee. Such transferred Stock Options may only be further sold, transferred, pledged, assigned or otherwise alienated by the Participant Permitted Transferee in accordance with this Section 6.6, and shall be subject in all respects to the terms of the Award Agreement and the Plan. For a transfer to be effective, the Participant Permitted Transferee shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Participant Permitted Transferee of the terms and conditions of the Plan.

6.7

Dividend Equivalents. Except to the extent that an adjustment shall be deemed to be necessary or appropriate pursuant to Section 13.2 by reason of an extraordinary dividend (within the meaning of Section 424(a) of the Code and the regulations thereunder) or a dividend payable in stock or other property, no dividend equivalents shall be payable or credited in connection with any Stock Options.

6.8

Other Conditions. The Committee may impose such other conditions and restrictions on any Stock Option as it deems advisable and sets forth in the Award Agreement, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 6.8 as to any given Award will lapse all at once or in installments.

6.9

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares underlying any Stock Option, the Participant will have no rights as a shareholder with respect to those Shares.

SECTION 7. RESTRICTED STOCK UNITS

7.1

Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock Units to any Employee or any Director in such amounts as it determines and sets forth in an Award Agreement.

7.2

Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement setting forth the number of Shares to which the Award pertains and such terms not inconsistent with the Plan as the Committee determines.

7.3

Vesting. Except as otherwise provided in Section 7.5, each grant of Restricted Stock Units shall become fully vested on the 54-month anniversary of the Grant Date or such other date or dates as may be specified by the Committee.

7.4

Nontransferability. No Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.5	Termination of Service. Except as otherwise provided in an Award Agreement:

(a)

Death or Disability. In the event a Participant’s Service terminates by reason of death or Disability, the portion of any Restricted Stock Units held by such Participant which has not theretofore become vested shall immediately become vested.

(b)

Retirement or Specified Termination. In the event a Participant’s Service terminates by reason of Retirement or, if so specified in the Participant’s Award Agreement, a Specified Termination, on such date of termination, if not already vested for at least such number of Shares, any Award of Restricted Stock Units granted to such Participant shall become vested, on a pro-rated basis, such that the number of Shares that shall become vested shall be equal to the number of Restricted Stock Units subject to such Award times the Applicable Fraction, minus the number, if any, of such Restricted Stock Units that may have become vested prior to such date.

(c)

Cause. Notwithstanding anything else contained in the Plan to the contrary, if the Participant’s service with the Company and its Affiliates is terminated for Cause, any Restricted Stock Units held by the Participant, whether or not vested, shall be forfeited in their entirety as of such termination.

(d)

Other Terminations. In the event a Participant’s Service terminates other than by reason of death, Disability, Retirement, Cause or, if so specified in the Participant’s Award Agreement, a Specified Termination, any unvested portion of the Participant’s Restricted Stock Units as of the date of termination shall be forfeited and canceled on the date of termination.

(e)	Committee Power to Accelerate. Notwithstanding the foregoing, the Committee may accelerate the vesting of all or a portion of an Award of Restricted Stock Units at any time.

7.6	Change in Control. In the event of a Change in Control, any outstanding Restricted Stock Units shall become vested and payable to the extent, and subject to the conditions, provided in Section 8.

7.7

Settlement. If the Shares are Publicly Traded on or prior to the date at which Restricted Stock Units vest, the Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units have become vested, unless such Restricted Stock Units are deferred compensation subject to Section 409A of the Code and were at any time potentially payable in accordance with the immediately following sentence. If Restricted Stock Units vest at any time that the Shares are not Publicly Traded, such Restricted Stock Units shall be settled during the first Window Period coincident with or next following the earliest date at which Restricted Stock Units become vested (but, with respect to any Restricted Stock Units that are not deferred compensation subject to Section 409A of the Code by reason of being short-term deferral, in no event later than the March 15 of the calendar year immediately following the year in which such Restricted Stock Units become vested). Any Restricted Stock Units that are deferred compensation subject to Section 409A of the Code and which were granted at a time that the Shares were not Publicly Traded shall be delivered at the time that they would have been delivered pursuant to the immediately preceding sentence, regardless of whether the Shares are Publicly Traded at the date of settlement, and assuming that there are always two Valuation Dates each year, as of June 30 and as of December 31.

7.8

Other Conditions. The Committee may impose such other conditions and restrictions on any Restricted Stock Units as it deems advisable and sets forth in the Award Agreement, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 7.8 as to any given Award will lapse all at once or in installments.

7.9

Dividend Equivalents. Except to the extent that (i) the Committee shall otherwise specify at the Grant Date or (ii) an adjustment shall be deemed to be necessary or appropriate pursuant to Section 13.2 by reason of an extraordinary dividend (within the meaning of Section 424(a) of the Code and the regulations thereunder) or a dividend payable in stock or other property, no dividend equivalents shall be payable or credited in connection with any Restricted Stock Units.

7.10

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares underlying any Restricted Stock Units, the Participant will have no rights as a shareholder with respect to those Shares.

SECTION 8. CHANGE IN CONTROL

8.1

Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which the Participant will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if the Participant’s Service is terminated upon or following such Change in Control by the Company other than for Cause or by the Participant for Good Reason within 24 months following the Change in Control, the Participant’s rights under each such Alternative Award shall become fully vested and exercisable or payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 8.4 hereof). In addition, any such Alternative Award must:

(a)

provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(b)	have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

8.2	Accelerated Vesting and Payment. Notwithstanding the provisions of Section 8.1, the Committee may otherwise determine that, upon the occurrence of a Change in Control:

(a)

each outstanding Stock Option (or any class of Stock Options) shall become fully and immediately vested and, if directed by the Committee, canceled in exchange for a payment in Shares or in cash (as determined by the Committee) of an amount equal to the Stock Option Spread,

(b)	each Stock Option that has an Exercise Price that is less than the Fair Market Value (i.e., that does not have a positive Stock Option Spread) may be canceled without consideration; and

(c)

each outstanding Restricted Stock Unit Award (or any class of Restricted Stock Unit Awards) shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to the Participant).

8.3

Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 8, any Restricted Stock Units held by a Participant who is or will become eligible for Retirement prior to the date that such Award would otherwise vest in accordance with the terms thereof (“Retirement Eligible Units”) shall not become payable at the time specified under the provisions of Section 8.1 or 8.2. Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan (including Section 8.1 or 8.2 hereof) or the applicable Award Agreement, such Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.

8.4	Provisions Related to Golden Parachute Excise Tax.

(a)

Change in Control When the Shares are Not Publicly Traded. Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 8.4(a) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to the Section 8.4(a) shall be reversed, and the subject amount shall be payable to the Participant without regard to this Section 8.4.

(b)

Change in Control When the Shares are Publicly Traded. If upon a Change in Control occurring at any time that the Shares are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in the Participant receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Participant do not exceed the Safe Harbor Amount.

(c)

Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 8.4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant.

8.5

Suspension of Awards Pending Consummation of a Change in Control. In the event that a Participant’s Service is terminated by the Company other than for Cause following the execution of an agreement, the consummation of which would constitute a Change in Control, but prior to the consummation of such agreement, then, notwithstanding the provisions of Sections 6.5 or 7.5 (or any corresponding provision of any underlying Award Agreement), any portion of the Awards held by such Participant that are not vested or exercisable at the date of such termination shall not be forfeited as of such date (except to the extent provided in this Section 8.5). Instead, such Awards shall be suspended and remain outstanding until the consummation of such agreement, in which case they will be treated in the same manner as Awards held by other similarly situated Participants pursuant to this Section 8 and, for purposes of applying the provisions of Section 8.2 or 8.3, the Participant shall be treated as if the Participant’s termination of employment by the Company without Cause occurred immediately following the Change in Control. If such agreement is terminated without being consummated, or otherwise fails to be consummated within 180 days following its execution, then the unvested Awards held by a Participant described in this Section 8.5 shall be deemed to have been forfeited as of the date of such Participant’s termination of employment. For the avoidance of doubt, if any Awards subject to this Section 8.5 do not become vested in accordance with this Section 8.5, they shall for all purposes of this Plan and any underlying Award Agreement be treated as though they had been forfeited at the date of the Participant’s termination and as though this Section 8.5 did not apply.

SECTION 9. SHARE RESTRICTIONS AND PURCHASE AND SALE RIGHTS

9.1	Restrictions.

(a)

In General. The Committee may impose such restrictions on any Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.

(b)

Nontransferability. Shares acquired pursuant to any Awards cannot be sold, exchanged, conveyed or in any way transferred other than (i) to the Company, (ii) by will or the laws of descent and distribution, (iii) pursuant to the exercise of a Tag-Along Right or Drag-Along Right or (iv) to a Participant Permitted Transferee. Any Shares sold, exchanged, conveyed or in any way transferred pursuant to subsection (ii) or (iv) hereof may only be sold, exchanged, conveyed or in any way transferred by the transferee in accordance with this Section 9.1(b) and shall be subject in all respects to the terms of the Plan. For any such transfer to be effective, the Participant PermittedTransferee or other recipient of any Shares shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of by the Participant Permitted Transferee or other transferee of the terms and conditions of the Plan and the Award Agreement applicable to the Participant. For the avoidance of doubt, any transfer to a Participant Permitted Transferee shall provide such Participant Permitted Transferee the rights that were available to the Participant (and in event any rights greater than were available to the Participant), and all restrictions on and obligations of the Participant with respect to the transferred Shares or Award shall continue to be applicable with the respect to such Shares or Award, with all conditions related to Service continuing to be determined based on the Service of the Participant.

(c)

Irrevocable Proxy. As a condition to receiving any Award hereunder or any Shares upon exercise or in settlement of any such Award, the Committee may at any time (including, without limitation, after the date the Shares are transferred to the Participant) require that a Participant execute an irrevocable proxy in favor of such Person(s) as the Committee shall specify, in such form as the Committee shall prescribe.

(d)	Limitation of Restrictions and Rights. The provisions of Sections 9.1(b), 9.1(c), 9.4, 9.5, 9.7 and 9.8 shall cease to apply at any time that the Shares are Publicly Traded.

9.2

Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred or (ii) to treat as owner of such Shares, to accord the right to vote as such owner or to pay dividends to, any transferee to whom such Shares have been transferred in violation of the Plan or any Award Agreement.

9.3

Legend. If certificated, each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with such legend as the Committee requires.

9.4	Participant’s Put Rights.

(a)

In Service. During any Window Period following any Valuation Date, a Participant shall have the right to require the Company to purchase at their then Fair Market Value any or all of his Shares that are then Matured Shares that were acquired by exercise of an Option (including pursuant to a net settlement) or the vesting of Restricted Stock Units.

(b)

Following Termination of Service. If a Participant’s service with the Company and its Affiliates terminates due to death, Disability, Retirement or, if so specified in the Participant’s Award Agreement, a Specified Termination, the Participant can require the Company to purchase any or all of his Matured Shares that were acquired by exercise of an Option (including pursuant to a net settlement) or the vesting of Restricted Stock Units by delivery of a put notice during any Window Period occurring immediately following any of the three Valuation Dates coincident with or next following the date of the Participant’s separation from Service. If a Participant’s Service with the Company and its Affiliates terminates for any other reason than one specified in the immediately preceding sentence, the Participant can require the Company to purchase any or all of his Matured Shares that were acquired by exercise of an Option (including pursuant to a net settlement) or the vesting of Restricted Stock Units by delivery of a put notice during the Window Period occurring immediately following the Valuation Date coincident with or next following the date of the Participant’s separation from Service or, to the extent that any Shares held by such person at such time are not Matured Shares, in the first Window Period in which the Shares are Matured Shares. If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the put price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, cost with respect to Shares issued upon settlement of Restricted Stock Units or the exercise of any Stock Option by net exercise will mean the value included in the Participant’s income at the time the corresponding Shares were distributed or issued to the Participant. In all other cases, the put right shall be at the Fair Market Value determined at the applicable Valuation Date.

9.5

Call Right Following Termination of Service. The Company shall have the right to repurchase (i.e., “call”) from the Participant, and, if such right shall be exercised, the Participant shall sell to the Company, all of the Participant’s Matured Shares during the Window Period immediately following either of the next two Valuation Dates following the date the Participant’s service with the Company and its Affiliates terminates (or, if later, the first Valuation Date occurring more than six months after the date the Participant exercises his vested Options). If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the call price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, cost with respect to Shares issued upon settlement of Restricted Stock Units or the exercise of any Stock Option by net exercise will mean the value included in the Participant’s income at the time the corresponding Shares were distributed or issued to the Participant. In all other cases, the call right shall be at the Fair Market Value determined at the applicable Valuation Date.

9.6	Payment of Purchase Price upon Put or Call.

(a)

General Rule. Except as otherwise provided herein, the purchase price in respect of the exercise of any put right pursuant to Section 9.4 or call pursuant to Section 9.5 shall be payable in a single lump sum in cash within 30 days of the date such right is exercised.

(b)

Limitation of Cash Payments. Notwithstanding the put and call rights specified in Sections 9.4 and 9.5, nor the provisions of Section 9.6(a), no put or call may be exercised if doing so at such time would cause the Company to be in breach of any provision of any financing agreement. If any such put or call right can be exercised without a breach so long as the consideration paid for the stock is in the form of a promissory note (rather than cash), the put or call shall be effected for a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) payable when, and to the extent, that cash payments can be made without the occurrence of such a breach. If a promissory note cannot be used without a breach, the put or call right will be suspended and be eligible to be exercised during the Window Period immediately following the first Valuation Date at which it can be exercised (for cash or for a promissory note) without breaching any such financing agreement.

(c)

Alternative Means of Payment. The Company may elect either to suspend any put right and/or to pay the proceeds payable upon the exercise of any put or call via a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) if the total cash payable in respect of all puts and calls occurring during the current Window Period, together with any puts and calls exercised during any prior Window Period that the Committee specifies shall be included in determining whether the aggregate cap is exceeded, would exceed $10,000,000 (or such greater or lesser dollar amount that the Committee shall specify from time to time, provided that any change to reduce the amount available shall be decided in the year prior to the year in which it becomes effective). If this cap is exceeded (or any comparable cap applicable under a financing agreement), any cash available with respect to such Window Period date shall be applied in the following order of priority:

(1)	to satisfy any promissory note previously issued in connection with the redemption or repurchase of any Shares;

(2)	to satisfy any put exercised following a Participant’s death, Disability, Retirement or, if so specified in the Participant’s Award Agreement, Specified Termination;

(3)	to satisfy any call exercised following a termination of Service; and

(4)	to satisfy any in Service put.

If there is not sufficient cash to satisfy all claims in the same order of priority, then the available cash will be applied pro-rata to all claims in the same priority category, based on the gross amounts owed.

9.7	Tag-Along Right.

(a)

If one or more shareholders of the Company (the “Selling Shareholders”) propose to transfer securities in the Company in a transaction that, if consummated, would constitute a Change in Control, a Participant will have the right (the “Tag-Along Right”) to require the proposed acquirer to purchase from the Participant the same proportion of the Participant’s Shares as the proportion that the value of the securities in the Company being transferred by the Selling Shareholders pursuant to the Change in Control bears to the value of all of the securities in the Company held by the Selling Shareholders. Any Shares purchased from a Participant pursuant to this Section 9.7 shall be paid for at a price based upon and proportional to the price offered to the Selling Shareholders for their securities of the same class, and upon the same terms and conditions (the “Transfer Terms”) as such proposed transfer by the Selling Shareholders.

(b)

The Selling Shareholders shall promptly notify a Participant in writing in the event they propose to make a transfer giving rise to the Tag-Along Right, and shall furnish the Participant with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by any Participant by delivery of a written notice (the “Tag-Along Notice”) to each Selling Shareholder proposing to sell securities of the Company within fifteen (15) days following its receipt of such notice from such Selling Shareholder. The Tag-Along Notice shall state the name and address of the proposed purchaser, the number of Shares that such Participant proposes to include in such transfer to the proposed purchaser and a computation of the purchase price applicable to such Participant. In the event the proposed purchaser does not purchase the specified amount of Shares from the Participant on the Transfer Terms, and subject to the same terms and conditions as are applicable to the Selling Shareholders in such transaction, then the Selling Shareholders shall not be permitted to sell any securities of the Company to the proposed purchaser in the proposed transfer.

9.8	Drag-Along Right.

(a)

If one or more Selling Shareholders propose to transfer securities in the Company in a transaction that, if consummated, would constitute a Change in Control, the Selling Shareholders will have the right (the “Drag-Along Right”) to require a Participant to tender for purchase any Shares then held by the Participant for the same consideration as applies to the beneficial owners of the Company’s outstanding Shares. Any Shares purchased from a Participant pursuant to this Section 9.8 shall be paid for at a price based upon and proportional to the price offered to the Selling Shareholders for their securities of the same class, and upon the same terms and conditions as such proposed transfer by the Selling Shareholders.

(b)

If the Selling Shareholders elect to exercise the Drag-Along Right, then they shall so notify the Participant in writing (the “Drag-Along Notice”). The Drag-Along Notice shall set forth the name and address of the proposed purchaser, the proposed amount and form of consideration and other Transfer Terms offered by the proposed purchaser, the aggregate securities proposed to be purchased by such purchaser, and the price applicable to the Participant.

(c)

All transfers of Shares pursuant to the Drag-Along Right shall be effected within thirty (30) days after the date of the Drag-Along Notice. Upon the receipt of a Drag-Along Notice, a Participant shall be entitled and obligated to transfer his or her Shares to the proposed purchaser on terms consistent with the Transfer Terms; provided, however, that neither the Selling Shareholders nor the Participant shall consummate the sale of any Shares or other securities in the Company if the proposed purchaser does not purchase all Shares and other securities of the Company which the Selling Shareholders and the Participant are entitled or obligated to transfer pursuant hereto.

SECTION 10. BENEFICIARY DESIGNATION

10.1

Subject to the written consent of the Participant’s spouse, if any, in such form as shall be acceptable to the Company, each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Company and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11. BREACH OF RESTRICTIVE COVENANTS

11.1

Subject to the provisions of applicable law, an Award Agreement may provide that if the Participant breaches, whether during or after termination of Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound, then in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit:

(a)	Any then outstanding Awards granted to him or her under the Plan, including Awards that have become vested or exercisable;

(b)

The profit the Participant realized from the exercise of any Stock Options that the Participant exercised within the six-month period immediately preceding the Participant’s termination of Service or after terminating Service, which is the Stock Option Spread associated with any Shares acquired by the Participant upon his or her exercise of such Stock Options; and

(c)

The Fair Market Value, as determined on the vesting date, of any Restricted Stock Units that vested at any during the six-month period ending on the Participant’s termination of Service (including, but not limited to, any Restricted Stock Units that vested as of the date of such termination).

SECTION 12. RIGHTS OF PARTICIPANTS

12.1

Service. Nothing in the Plan or any Award Agreement or other document provided pursuant to the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate. The grant of any Award under the Plan shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.2	Participation. No Employee or Director shall have the right to receive an Award under the Plan, or, having received any Award, to receive a future Award.

SECTION 13. AMENDMENT OR TERMINATION, ADJUSTMENTS TO AWARDS

13.1

Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised), in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of an Award shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Award already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.

13.2	Adjustment Upon the Occurrence of Certain Events.

(a)

In General. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including an Underwritten Offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend or if the Company shall pay an extraordinary dividend (within the meaning of Section 424(a) of the Code and the regulations thereunder), then the Committee shall substitute for or add to each Share underlying an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be, which shares or other securities shall be subject to the same terms and conditions as the underlying Award. Any such adjustment in an outstanding Stock Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Stock Option but with a corresponding adjustment in the Exercise Price for each Share or other unit of any security covered by such Stock Option.

(b)

Reciprocal Transactions. The Committee may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the Exercise Price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the Shares resulting from any reciprocal transaction.

(c)

Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In no event will the Committee, unless otherwise approved by shareholders, be permitted (i) to reduce the Exercise Price of any outstanding Stock Option, (ii) cancel a Stock Option in exchange for cash or other Awards (except as provided in Section 8 or 13.4), (iii) exchange or replace an outstanding Stock Option with a new Stock Option with a lower Exercise Price or (iv) take any other action that would be a “repricing” of Stock Options.

(d)

Notice. The Committee shall give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.

(e)	Section 409A. Notwithstanding any provision herein to the contrary, no adjustment shall be made under this Section 13.2 to the extent it would give rise to adverse tax consequences under Section 409A.

13.3	Fractional Shares. Fractional Shares, whether resulting from any adjustment in Awards pursuant to Section 13.2 or otherwise, may be settled in cash or otherwise as the Committee determines.

SECTION 14. MISCELLANEOUS PROVISIONS

14.1

Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax. In the event that any such Withholding Tax shall be satisfied by withholding shares otherwise deliverable upon the exercise or vesting of any Award, such Withholding Tax shall be effected on the basis of the minimum statutory withholding required at law (even if the expected tax liability of the Participant in respect of the Award would be greater than such minimum required withholding), unless full withholding can be effected without adverse financial accounting consequences to the Company. In all other cases, the Company shall determine the Withholding Tax pursuant to any method permissible under applicable law.

14.2

Successors. All obligations of the Company under the Plan or any Award Agreement shall be binding on any successor to the Company, as applicable, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.

14.3

Continued Effect of Award Agreement. To the extent that the Plan or a Participant’s Award Agreement contain provisions that are intended to have effect after the date(s) as of which the Participant’s rights in respect to the underlying Award become vested (including, but not limited to, following the date of the Participant’s termination of Service), such Award and any Shares issued in respect of such Award shall continue to be subject to the terms of the Plan and the applicable Award Agreement.

14.4	Legal Construction.

(a)	Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.

(b)

Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c)	Termination of Service. As used in the Plan, the phrase “termination of Service” and similar terms means a “separation from service” within the meaning of Section 409A.

14.5

Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.

14.6

Requirements of Law. The granting of Awards, the issuance of Shares and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

14.7	Rights of a Shareholder. A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for the underlying Shares have been issued.

14.8	Securities Law Compliance.

(a)

As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(b)

To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants, including rules that differ from those set forth in the Plan and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.

14.9

Data Protection. By accepting the opportunity to purchase Purchased Shares and to become eligible for a Matching Award, a Participant shall agree to permit the Company and its affiliates to process personal data and sensitive personal data about the Participant in connection with the Plan. Such data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and shares granted under the Plan from time to time (collectively, “Personal Data”). A Participant consents to each and any of the Company and its affiliates processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company and its affiliates, the Committee and the Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Board involves in the administration of the Plan. The Company and its affiliates will take all reasonable measures to keep Personal Data, confidential and accurate. A Participant can access and correct their Personal Data by contacting their human resources representative. By accepting participation in the Plan, a Participant agrees and acknowledges that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit his or her ability to participate in the Plan.

14.10

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

14.11

Non-U.S. Based Employee. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Employees who are not citizens or residents of the United States, or to Employees outside the United States, on terms and conditions that are different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

14.12

Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.